ADDvantage Technologies Group, Inc.
l221 E. Houston St.
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Reports Fiscal 2007 First Quarter Earnings

Quarterly Revenue of $14.75 Million - Profit at $0.14 cents per share

BROKEN ARROW, Oklahoma, February 13, 2007 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced its results for fiscal first quarter 2007.

For the three month period ended December 31, 2006 revenue was $14.75 million compared to $14.75 million in the first quarter of fiscal 2006. Net income attributable to common stockholders in first quarter of 2007 was $1.4 million, or $0.14 per diluted share, compared with $1.5 million, or $0.15 per diluted share, in the year-earlier period.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “While our revenues are essentially flat with last year’s first quarter, we view this as a positive because in the first quarter of fiscal 2006 we experienced a surge in sales due to repairs and replacements needed by customers located in the areas hit by last years’ very active tornado and hurricane season. During the first quarter of fiscal 2007, incremental refurbished product revenues generated from our new product line of digital converter boxes offset the decline of revenues in our other product offerings. We sold approximately 7,100 legacy converter boxes (digital converter boxes without separate security features) during the first quarter of fiscal 2007 and are repairing and processing in excess of 90,000 additional legacy converter boxes. There is currently an FCC ban on the sale of legacy digital converter boxes scheduled to go into effect on July 1, 2007. While we can not yet determine the final impact of the July 1, 2007 ban, we believe the ban has created an increased demand for our legacy boxes as our U.S. customers will want to build their inventory of these cost effective legacy boxes prior to the ban date. In addition, we expect there will continue to be a strong demand for our legacy boxes after the ban date, either in the U.S. if waivers are obtained or the FCC deadline is extended, or internationally where no ban exists and these boxes are widely used.”

Mr. Chymiak further commented, “Our repair services also grew $0.1 million to $1.3 million, or 8.3%, over the fiscal 2006 first quarter levels of $1.2 million. The additional repair revenues came from the contributions of our new Comtech Services facility in Mishiwaka, Indiana, which acquired the assets and business of Broadband Digital Repairs, Inc. earlier in the quarter. These recent additions, coupled with the strength in our relationships with Scientific Atlanta and Motorola give us great confidence in our opportunity to grow and succeed in the current fiscal year.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 5:00 pm EST, February 13, 2007. A live audio of the call will be accessible to the public. The dial-in number for the conference call is (877) 407-0782 or (201) 689-8567 for international participants. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 28, 2006, at (877) 660-6853 (domestic) or (201) 612-7415 (international), (Account number: 286)(Passcode: 229351). The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Jones Broadband International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months
	December 31, 2006

	2006	2005

Revenues	$14,748,517	$14,753,611

Operating Income	$2,774,189	$2,893,518

Net Income	$1,638,279	$1,741,594

Preferred Stock Dividends	$210,000	$210,000

Net Income Applicable
To Common Stock	$1,428,279	$1,531,594

Net Income Per Share
of Common Stock
Basic	$0.14	$0.15
Diluted	$0.14	$0.15

Shares Used in Computing
Net Income Per Share:
Basic	10,232.756	10,073,297
Diluted	10,253,483	10,116,782

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